Exhibit 99.1

Fairchild Semiconductor Reports Third Quarter Results

•	Highest Gross Profit in More Than Three Years

•	Power Product Sales Grow 34% from Third Quarter 2003

•	Power Business Grows to a Record 77% of Sales

•	24th Straight Quarter of Positive Operating Cash Flow

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the third quarter ended September 26, 2004. Fairchild reported third quarter sales of $409.7 million, a 25% increase from the third quarter of 2003 and 1% lower than the prior quarter.

Fairchild reported net income in the third quarter of $13.4 million or $0.11 per diluted share compared to net loss of $5.4 million or $0.05 per share in the third quarter of 2003 and net income of $17.0 million or $0.14 per diluted share in the prior quarter. Gross margin was 30.3%, up 920 basis points from the third quarter of 2003 and up 100 basis points sequentially.

Fairchild reported a sequential increase in pro forma net income to $32.0 million or $0.26 per diluted share, 482% higher than the pro forma net income of $5.5 million or $0.05 per diluted share in the third quarter of 2003 and 1% greater than the $31.7 million or $0.26 per diluted share in the prior quarter. Pro forma net income excludes amortization of acquisition-related intangibles, restructuring and impairments, and other items.

“We continued to improve our mix of power products in the third quarter,” said Kirk Pond, Fairchild’s chairman, president and CEO. “We increased our power product sales to 77% of our business and extended our lead as the number one supplier of power semiconductors in the world. We continue to focus our investments on the development of new power management products which have helped us to win a number of major designs in the last quarter. We’ve grown our power business 34% in the last 12 months and have a pipeline of new products that should build on this momentum and drive higher and more stable margins during all phases of the business cycle.”

End Markets

“As expected, the months of July and August were seasonally slow,” explained Pond. “Demand in September was lower than expected, especially from Asian distributors who are trying to reduce inventories after three quarters of strong order rates. Demand in the third quarter was strongest in the television, printer, white goods, and motor control end markets which drove stable or increased backlogs and higher sales in these areas. In other end markets, orders remained soft throughout the third quarter. The industry appears to be working through a short-term inventory correction which we expect will last about a quarter or so. We did see an increase in distribution re-sales in September which typically signals improving end market demand. Our discussions with key customers and our analysis of overall economic conditions lead us to expect the combination of holiday sales and lower inventories will drive sequentially better fourth quarter bookings. We expect the majority of these bookings will have customer due dates in the following quarter which we believe will position us well to resume steady, reasonable growth in 2005.”

Design Wins and New Products

“We won a number of key power management designs at leading customers this quarter,” stated Pond. “Our strength in DDR memory controllers enabled us to expand our sole-sourced position at a major desktop PC manufacturer. We won a number of sockets at the leading manufacturer of one inch disk drives aimed at the small music player and ultra-portable markets. Our ability to deliver highly efficient power regulators and leading edge power switches in industry leading packages makes us the logical choice for customers driving the latest ultra-portable technology. We won another key design at Daikin, a leading Japanese air conditioner manufacturer, with our proprietary 10 amp Smart Power Module (SPM). Our SPM family provides customers with a complete power management solution in a highly integrated, single package proprietary solution. We continue to develop proprietary, high efficiency Fairchild Power Switch AC to DC conversion products for key customers seeking the latest in power management technology. We’re bringing exciting new power management products to the market enabling us to continue to expand The Power Franchise®.

Factory Utilization and Lead Times

“Our capacity utilization decreased during the quarter as we focused on reducing inventories in the supply chain,” said Pond. “Lead times decreased during the third quarter to approximately 10 - 12 weeks on average and I expect these to continue to decrease as long as we’re reducing inventory in the supply chain.”

Third Quarter Financials

“I’m pleased that we continued to improve our mix of power products which was reflected in the solid financial results for the third quarter,” said Matt Towse, Fairchild’s senior vice president and chief financial officer. “Pricing on shipments, particularly in our power business, held relatively stable during the quarter and overall we were able to maintain revenue just slightly below the second quarter in what is typically a seasonally slower quarter for us.

“During the third quarter we invested $54.4 million in capital expenditures to expand our ability to produce our leading power products,” stated Towse. “We generated solid earnings and cash flow during the quarter and successfully re-priced our bank debt in August, lowering our interest expense going forward.”

Fourth Quarter Guidance

“We now believe fourth quarter revenues may be down as much as 5 to 10% and gross margins about 200 to 400 basis points lower sequentially as we reduce our production levels in the fourth quarter,” said Towse. “We’re managing expenses closely and adjusting our spending to deliver the best financial performance possible while we work through this industry-wide inventory correction. Fairchild is delivering exciting new power management solutions to meet our customers’ increasingly complex power requirements. We believe our new product success and power focus will allow us to deliver better and more stable financial performance throughout the cycle.”

This press release is accompanied by pro forma statements of operations (which exclude expenses for amortization of intangibles, restructuring, impairments and other items), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from pro forma to GAAP results.

Special Note on Forward Looking Statements:

The statements in the fourth quarter guidance section above are forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees, order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

Fairchild Semiconductor International, Inc.
Pro Forma Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 26,	June 27,	September 28,	September 26,	September 28,
	2004	2004	2003	2004	2003
Total revenue	$409.5	$414.3	$330.7	$1,221.6	$1,032.1
Cost of sales	286.0	292.9	258.0	872.4	803.6

Gross profit	123.5	121.4	72.7	349.2	228.5

Operating expenses:
Research and development	20.6	21.0	17.9	62.3	55.8
Selling, general and administrative	46.1	44.1	35.5	131.9	112.2

Total operating expenses	66.7	65.1	53.4	194.2	168.0

Operating income	56.8	56.3	19.3	155.0	60.5
Interest expense, net	13.5	14.1	14.3	40.8	52.2

Income before income taxes	43.3	42.2	5.0	114.2	8.3
Provision (benefit) for income taxes	11.3	10.5	(0.5)	29.1	(5.5)

Pro forma net income	$32.0	$31.7	$5.5	$85.1	$13.8

Pro forma net income per common share:
Basic	$0.27	$0.27	$0.05	$0.71	$0.12

Diluted	$0.26	$0.26	$0.05	$0.69	$0.12

Weighted average common shares:
Basic	119.5	119.3	117.5	119.4	117.4

Diluted (1)	128.4	130.7	120.2	130.5	118.9

Pro forma consolidated statement of operations is presented because we use it as an additional measure of our operating performance. Pro forma net income and pro forma net income per share should not be considered as alternatives to net income, net income per share or other measures of our consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Pro forma consolidated statements of operations are intended to present the Company’s operating results, excluding items described below, for the periods presented. During the three months ended September 26, 2004, June 27, 2004 and September 28, 2003 and the nine months ended September 26, 2004 and September 28, 2003 the items included restructuring and impairment charges, distributor sales reserves associated with restructuring, inventory charges associated with restructuring, costs associated with the redemption of 10 3/8% notes, reserve for potential settlement losses, write-off of equity investments and amortization of acquisition-related intangibles.

(1) The diluted proforma net income per common share calculation for the three months ended June 27, 2004 and September 26, 2004 and the nine months ended September 26, 2004 includes a reduction of $1.7 million and $5.1 million, respectively, in interest expense, net of tax, as if the company’s 5.0% convertible senior subordinated notes had been converted as of the beginning of the periods presented. Accordingly, the diluted weighted average common shares for the three months ended June 27, 2004 and September 26, 2004 and the nine months ended September 26, 2004 include 6.7 million of common stock equivalents.

Fairchild Semiconductor International, Inc.
Reconciliation of Net Income (Loss) To Pro Forma Net Income
(In millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 26,	June 27,	September 28,	September 26,	September 28,
	2004	2004	2003	2004	2003
Net income (loss)	$13.4	$17.0	$(5.4)	$43.4	$(86.8)
Adjustments to reconcile net income (loss) to pro forma net income:
Restructuring and impairments	8.2	4.4	2.6	16.4	62.7
Distributor sales reserves associated with restructuring	(0.2)	—	2.3	(2.1)	5.5
Inventory charge associated with restructuring	(0.6)	—	1.1	0.3	4.0
Costs associated with the redemption of 10 3/8 % Notes	—	—	—	—	23.4
Reserve for potential settlement losses	—	11.0	—	11.0	—
Write off of equity investments	8.4	—	—	8.4	—
Amortization of acquisition-related intangibles	6.1	6.2	7.9	19.9	25.3
Associated tax effects	(3.3)	(6.9)	(3.0)	(12.2)	(20.3)

Pro forma net income	$32.0	$31.7	$5.5	$85.1	$13.8

Fairchild Semiconductor International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 26,	June 27,	September 28,	September 26,	September 28,
	2004	2004	2003	2004	2003
Total revenue	$409.7	$414.3	$328.4	$1,223.7	$1,026.6
Cost of sales	285.4	292.9	259.1	872.7	807.6

Gross profit	124.3	121.4	69.3	351.0	219.0

Operating expenses:
Research and development	20.6	21.0	17.9	62.3	55.8
Selling, general and administrative	46.1	44.1	35.5	131.9	112.2
Amortization of acquisition-related intangibles	6.1	6.2	7.9	19.9	25.3
Restructuring and impairments	8.2	4.4	2.6	16.4	62.7
Reserve for potential settlement losses	—	11.0	—	11.0	—

Total operating expenses	81.0	86.7	63.9	241.5	256.0

Operating income (loss)	43.3	34.7	5.4	109.5	(37.0)
Interest expense, net	13.5	14.1	14.3	40.8	52.2
Other expense	8.4	—	—	8.4	23.4

Income (loss) before income taxes	21.4	20.6	(8.9)	60.3	(112.6)
Provision (benefit) for income taxes	8.0	3.6	(3.5)	16.9	(25.8)

Net income (loss)	$13.4	$17.0	$(5.4)	$43.4	$(86.8)

Net income (loss) per common share:
Basic	$0.11	$0.14	$(0.05)	$0.36	$(0.74)

Diluted	$0.11	$0.14	$(0.05)	$0.35	$(0.74)

Weighted average common shares:
Basic	119.5	119.3	117.5	119.4	117.4

Diluted	121.7	124.0	117.5	123.8	117.4

Fairchild Semiconductor International, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 26,	June 27,	December 28,
	2004	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$528.3	$533.3	$531.1
Short-term marketable securities	22.4	24.9	15.8
Receivables, net	176.5	172.8	153.4
Inventories	246.4	223.9	221.5
Other current assets	67.6	76.7	62.2

Total current assets	1,041.2	1,031.6	984.0
Property, plant and equipment, net	655.5	634.0	622.7
Intangible assets, net	157.7	163.8	177.6
Goodwill	229.9	229.9	229.9
Long-term marketable securities	103.1	106.1	80.4
Other assets	161.5	167.9	163.9

Total assets	$2,348.9	$2,333.3	$2,258.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.3	$3.3	$3.3
Accounts payable	119.2	122.5	109.6
Accrued expenses and other current liabilities	152.3	152.3	134.8

Total current liabilities	274.8	278.1	247.7
Long-term debt, less current portion	846.1	846.9	848.6
Other liabilities	14.2	11.0	14.5

Total liabilities	1,135.1	1,136.0	1,110.8
Total stockholders’ equity	1,213.8	1,197.3	1,147.7

Total liabilities and stockholders’ equity	$2,348.9	$2,333.3	$2,258.5

Fairchild Semiconductor International, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	September 26,	September 28,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$43.4	$(86.8)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	130.6	137.9
Non-cash Restructuring and impairments expense	0.3	30.8
Other	7.4	(26.7)
Changes in operating assets and liabilities, net of acquisitions	(22.5)	9.9

Cash provided by operating activities	159.2	65.1

Cash flows from investing activities:
Capital expenditures	(144.6)	(95.8)
Purchase of marketable securities	(132.7)	(136.8)
Sale of marketable securities	99.4	62.0
Other	3.8	(1.0)

Cash used in investing activities	(174.1)	(171.6)

Cash flows from financing activities:
Repayment of long-term debt	(2.5)	(300.5)
Issuance of long-term debt		300.0
Proceeds from issuance of common stock and from exercise of stock options, net	21.6	7.8
Other	(7.0)	(13.0)

Cash provided by (used in) financing activities	12.1	(5.7)

Net change in cash and cash equivalents	(2.8)	(112.2)
Cash and cash equivalents at beginning of period	531.1	618.3

Cash and cash equivalents at end of period	$528.3	$506.1